UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FS INVESTMENT CORPORATION IV

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FS Investment Corporation IV

Q4 2017 Earnings Call

March 19, 2018

BRIANNA: Good afternoon and welcome the FS Investment Corporation IV’s fourth quarter and full year 2017 earnings call. Please note that FS Investment Corporation IV may be referred to as FSIC IV, the Fund, or the company throughout the call. Today’s conference call is being recorded and an audio replay of the conference call will be available for 30 days on FSIC IV’s webpage at www.fsinvestments.com. Please note that this call is the property of FSIC IV. Any unauthorized rebroadcast of this call in any form is strictly prohibited.

I would also like to call turn your attention to the customary disclosure and FSIC IV’s filings with the SEC regarding forward looking statements. Today’s conference call includes forward-looking statements and we ask that you refer to FSIC IV’s most recent filings with the SEC for important factors that could cause actual results or outcomes to differ materially from these statements. FSIC IV does not undertake to update its forward-looking statements unless required to do so by law. Please also note that today’s conference call includes certain financial figures that may have been rounded. To obtain copies of FSIC IV’s latest SEC filing, please visit the FS Investment’s website or visit the SEC’s website at www.sec.gov. There will be a question and answer session at the end of this call.

I will now turn the call over to Zach Klehr, Executive Vice President of FS Investment Corporation IV. Mr. Klehr you may begin.

ZACHARY KLEHR: Thank you, Brianna, and thanks to everyone for taking the time to join this call. On behalf of my colleagues at FS Investments, I’d like to welcome all of you to FS Investment Corporation IV’s fourth quarter and full year 2017 earnings call. On today’s call we will provide a summary overview of the transaction we announced in December and the progress we’ve made on several key fronts since announcing our partnership with KKR. Following my remarks, Sean Coleman, our Chief Credit Officer at FS Investments, will provide perspective on the current lending environment and discuss our financial results for the quarter and full year ended December 31, 2017. I will then provide a few closing comments before we open the call to questions.

Over the past 10 years, we’ve seen the direct lending market evolve into a much more competitive and dynamic space. While we believe the scale and breadth of our BDC platform has a significant advantage going forward, we expect increased competition within the middle market and consolidation within the BDC sector. To position FSIC IV and our platform for further success, we must continue to evolve the financing solutions we offer and further leverage our scale, access a broader set of investment opportunities, and better serve our portfolio companies and their sponsors.

To this end, FS and KKR announced in December a partnership to manage all FSIC funds, including FSIC IV, as well as the BDCs currently managed by KKR, including Corporate Capital Trust and Corporate Capital Trust II. Through this partnership, we will create the premier alternative lending platform in the industry, with over $18 billion dollars in assets, 150 sponsor relationships and 325 portfolio companies. We believe certainty, stability, and scale of the newly announced partnership, along with the expansion of our internal credit investment team, will create significant value for our investors, and position FS to remain a leader within the BDC space.

As part of the partnership, FSIC IV will be able to co-invest across the full breadth of KKR’s credit platform, which we believe will create access to expanded deal flow and new sources of income and return. We believe a more diverse set of investment channels with broader financing solutions will help drive deal flow, increase our ability to optimize the Fund’s portfolio, and position us to generate better risk-adjusted returns for our stockholders. By providing a full suite of differentiated solutions, including KKR’s full scale capital market capability, we can better support our borrowers’ needs during the lifecycle of their businesses. This will position us to build stronger relationships, improve our asset selection, and win more deals.

Once FSIC IV enters into a new advisory agreement, the Fund’s management fee will be permanently lowered from 1.75% to 1.5% while the Fund’s annualized hurdle rate will be lowered 7.5% to 7%, which aligns to the CCT funds and as well as the hurdle rates set by some of the largest publicly-traded BDCs.

Finally, since filing the definitive proxy solicitation statement with the SEC on January 18, 2018, we have made significant progress for obtaining the necessary stockholder approvals. Based on the positive momentum we’ve seen since commencing this solicitation, we currently expect to receive all necessary approvals across the FSIC franchise,

FS Investment Corporation IV

Q4 2017 Earnings Call

March 19, 2018

ahead of the closing of the proxy window. Furthermore, of those stockholders voting, the overwhelming majority have voted in favor of the proposals to approve the co-advisory and joint advisory agreements respectively. With that I’ll now turn the call over to Sean to discuss market conditions and our investment results during the quarter and full year.

SEAN COLEMAN: Thank you, Zach. Over the past several quarters, we’ve commented on the generally tight yield and competitive marketplace. Those conditions remained firmly in place during the fourth quarter and throughout 2017, as pricing power skews to issuers. New CLO formation and strong investor demand with floating rate assets more than met 2017’s heavy new issuance volumes. In these tight markets, careful credit selection and market discipline are critical. We’ve maintained our focus on first lien senior secured debt with strong risk adjusted returns.

To this end, first lien senior secured loans represent approximately 60% of the portfolio, including investments underlining the Fund’s total return swap facility with Citibank. Second lien senior secured loans represented approximately 17% of the portfolio, senior secured bonds 10%, and subordinated debt at 17%. We expect that our focus on investing in senior secured floating rate investments will help drive long-term performance and provide downside protection in the event of credit market volatility. We believe this focus is reflected in the strength of the Fund’s credit quality. As of year-end 2017, no asset within the portfolio was on non-accrual.

Turning to the Fund’s performance, our net asset value was $11.12 per share as of year-end 2017, compared to $11.14 per share as of September 30, 2017 and $10.96 as of September 30, 2016. The Fund paid total distributions of $0.17 per share during the quarter, and $1.38 per share since its inception. The Fund’s distributions were fully covered through net investment income and short term capital gains proceeds. More broadly, the fair value of the investment portfolio was approximately $267 million as of year-end 2017, up from $232 million the prior quarter. The portfolio is broadly diversified with investments in 45 companies across 12 industries. For the year-end 2017, the Fund committed approximately $107 million across 24 direct originations. The Fund’s estimated gross portfolio yield, prior to leverage, and excluding non-income producing assets was 9.3%, based on the amortized cost of its investments compared to 8.9% for the quarter ending September 30, 2017.

Looking forward, we believe the portfolio is well-positioned in the current competitive environment to generate strong risk adjusted returns for our stockholders. I’ll now turn the call back to Zach for some closing comments and outlook.

ZACHARY KLEHR: Thanks, Sean. Upon completing the proxy and transition process, we will focus on optimizing the collective FS and KKR BDC platform, to create value for our investors. As part of that effort, we are considering potential mergers of our six BDCs that comprise the FS and CCT franchises, which represent FS and KKR’s middle market, diversified direct lending BDC platform. We continue to believe that merging these entities will provide business and operational synergies that will expand long term shareholder value, specifically through reductions in administrative costs, further expansion and diversification of the investment portfolio, and the optimization of our capital structure with lower borrowing cost. Any mergers will, among other things, be subject to market conditions and the review and approval from each fund’s respective independent board of directors.

We appreciate your time today and hope you have a better sense of the progress we’ve made in executing on our transition plan. As you’ve come to expect from FS, we continue to communicate with our stockholders and their financial advisors throughout this transitionary period and remain focused on delivering strong returns for our investors.

At this time, we’d like to open the lines for questions. Our operator will take a moment to explain the queueing process. Brianna?

BRIANNA: At this time, I’d like to advise everyone, in order to ask a question, please press * 1 on your telephone keypad. To withdraw your question, press the pound key. We’ll pause for just a moment to compile the Q&A roster. Once again, that’s * 1 on your telephone keypad if you’d like to ask a question. And we have no questions in queue.

FS Investment Corporation IV

Q4 2017 Earnings Call

March 19, 2018

ZACHARY KLEHR: Okay. Thank you. Seeing no questions, I’d like to thank everyone for joining us today, investing your time with us and the trust you place in us and we’ll speak to you next quarter. Thank you very much.

BRIANNA: This concludes today’s conference call, you may now disconnect.

FORWARD-LOOKING STATEMENTS

This document and its contents may contain certain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FS Investment Corporation IV (the “Fund”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to the Fund’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in the Fund’s operating area, failure to obtain requisite stockholder approval for the Proposals (as defined below) set forth in the Proxy Statement (as defined below), failure to consummate the transactions contemplated by the agreements between FS Investments and KKR and the failure or inability to obtain exceptive relief as described in the Proxy Statement. Some of these factors are enumerated in the filings the Fund made with the Securities and Exchange Commission (the “SEC”) and are contained in the Proxy Statement. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Fund undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document and its contents relate to proposed new investment advisory agreements for the Fund (collectively, the “Proposals”). In connection with the Proposals, the Fund has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Fund has mailed the Proxy Statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE FUND ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders are able to obtain the documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, and from FS Investments’ website at www.fsinvestments.com.

PARTICIPANTS IN THE SOLICITATION

The Fund and its directors, executive officers and certain other members of management and employees, including employees of FS Investments, KKR and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the Fund in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Fund’s stockholders in connection with the Proposals are contained in the Proxy Statement. This document may be obtained free of charge from the sources indicated above.